Exhibit 99-1

RemoteMDX, Inc. Announces Annual Recurring Revenue Growth of 23% for Fiscal Year Ended September 30, 2009

Sandy, UT – (Marketwire 1/14/10) – RemoteMDx Inc. (OTCBB: RMDX), a national leader in interactive offender tracking technologies widely utilized by more than 600 public safety agencies across 35 states, reported improved operating results on a year-over-year basis for its fiscal year ended September 30, 2009.

Recurring revenue is generated by contracts providing for fixed payments over a period of time. In fiscal year 2008, the company focused its business model away from product sales towards monitoring services contracts which provide a more predictable source of recurring revenues. Total consolidated recurring revenues from monitoring services grew from $9,826,077 in the fiscal year ended September 30 2008 to $12,055,159 for the same reporting period in 2009, an increase of $2,229,082 or 23%. Importantly, over a two year period, recurring revenues from monitoring services have grown from $5,082,109 in the fiscal year ended September 30, 2007 to $12,055,159 for the same reporting period in 2009, an increase of $6,973,050 or 137%.

The company reported a gross margin of $167,765 for the fiscal year ended September 30, 2009 compared to a negative gross margin of $705,313 for the fiscal year ended September 30, 2008, an improvement of $873,078.  The reported gross margins reflect impairment costs of $2,319,530 and $570,948 for fiscal years ended September 30, 2009 and 2008, respectively.  These impairment costs resulted from the disposal of obsolete monitoring equipment and parts in connection with TrackerPAL I devices.  These costs are not expected to continue in future periods.  Excluding impairment costs, adjusted gross margin for the fiscal year ended September 30, 2009 was $2,487,295, compared to an adjusted negative gross margin of $134,365 for the same reporting period in 2008, an improvement of $2,621,660.

“Strong recurring revenue growth was achieved through the deployment and expansion of TrackerPAL II initiatives, while gross margin improvements were realized through a continued emphasis on the reduction of communication, monitoring center and manufacturing costs,” said Mr. Hastings, President and Chief Operating Officer of RemoteMDx.  “The company will continue to focus vigorously on delivering profitable top line growth and bottom line results in the next fiscal year, realized through continuous quality initiatives, prudent cost management, superior service levels and aggressive market development programs,” continued Mr. Hastings, in response to the company’s recent filing of its annual report on Form 10-K with the Securities and Exchange Commission. A more complete discussion of operating results for the fiscal year ended September 30, 2009 is included in the annual report, filed on January 13, 2010.

About RemoteMDx

RemoteMDx is a leading edge, patented intervention monitoring, case management and advanced communications technology company, widely utilized by approximately 15,000 Offenders in over 600 law enforcement agencies, judicial districts and county jurisdictions across 35 states, with applications targeted for offender tracking and homeland security.  Through its SecureAlert subsidiary, RemoteMDx observes and tracks offenders no matter where they may be -- in their car, home or office. SecureAlert can intervene in real-time with direct voice communication when an offender is in violation of probation or parole, such as sex offenders who are prohibited from entering school areas, parks, etc. Highly trained monitoring center personnel monitor the offender's activities 24/7 through GPS satellite mapping and computer systems. The SecureAlert programs allow convicted criminals to re-enter society by keeping them accountable 24 hours a day, every day, supporting rehabilitation initiatives and providing for enhanced public safety, while reducing the overall burdens and costs carried by the criminal justice and corrections systems. To learn more about RemoteMDx, visit www.remotemdx.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including future growth and earnings opportunities of the company.  Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the company's ability to retain and to promptly satisfy current backorders and other economic, competitive, governmental, technological, regulatory, manufacturing and marketing risks associated with the company's business and financial plans. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the company's most recent filings with the Securities and Exchange Commission.

Contact:
Jeffrey Peterson
Investor/Media Relations
866-451-6141
ir@remotemdx.com